UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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 CenterPoint Energy, Inc.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders
to be held on April 24, 2008
and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on Thursday, April 24, 2008

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS	• elect four Class III Directors for three-year terms;

• approve an amendment to our Articles of Incorporation to phase out the classified structure of the Board;

• ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2008; and

• conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on February 25, 2008 are entitled to vote.

PROXY VOTING	Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell
Executive Vice President,
General Counsel and
Corporate Secretary

Dated and first mailed
to shareholders
on March 24, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual
Shareholder Meeting to be Held April 24, 2008.

The proxy statement and annual report to shareholders are available at: ww3.ics.adp.com/streetlink/cnp.

CENTERPOINT ENERGY, INC.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

For deliveries by U.S. Postal Service:
P.O. Box 4567
Houston, Texas 77210-4567

Proxy Statement

Voting Information

Who may vote?	Shareholders recorded in our stock register on February 25, 2008 may vote at the meeting. As of that date, there were 327,766,875 shares of our common stock outstanding.

How many votes do I have?	You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?	Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card. You may vote for or against each director and each of the other proposals or abstain from voting. If you give us your proxy but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations.

What are the Board’s recommendations?	The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote as follows:

• FOR election of four Class III directors to hold office until the 2011 annual meeting of shareholders;

• FOR approval of an amendment to our Articles of Incorporation to phase out the classified structure of the Board;

• FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008.

If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you mark the proxy card to withhold that authority.

What if I change my mind after I have voted?	You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?	Proof of identification and proof of ownership of our common stock are needed for you to be admitted to the meeting. If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank.

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

What vote is required to approve each of the proposals?	Under a recent change to our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will be ignored. Broker non-votes occur when a broker returns a proxy but does not have authority to vote or does not vote on a particular proposal. For additional information on the election of directors, see “Board Organization and Committees; Other Governance Provisions — Majority Voting in Director Elections.”

Approval of the proposal to amend our Articles of Incorporation to provide for annual election of directors requires the affirmative vote of 66 2/3% of the outstanding shares of our common stock. For this item, abstentions, broker non-votes and failures to vote have the same effect as a vote against the proposal.

Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes do not affect the outcome of the vote on the ratification of the appointment of independent auditors.

ELECTION OF DIRECTORS (ITEM 1)

Information About Directors	Our Board of Directors is currently divided into three classes having staggered terms of three years each. The term of office of the directors in Class III expires at this year’s meeting. The terms of office of the Class I and Class II directors will expire in 2009 and 2010, respectively. At each annual meeting of shareholders, directors are elected to succeed the Class of directors whose term has expired.

The Class III directors to be elected at the meeting will be elected to three-year terms expiring at the annual meeting in 2011. If the proposal to amend our Amended and Restated Articles of Incorporation to provide for the annual election of directors is approved, persons elected as directors by our shareholders would be elected for one-year terms beginning at the 2009 annual meeting.

If any nominee becomes unavailable for election, your Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Under our bylaws, a director must step down from the Board at the annual meeting occurring in the year in which he or she reaches age 73, unless the Board determines that the member has special skill, experience or distinction having value to CenterPoint Energy and not readily available or transferable.

Nominees for Class III Directors — Term Expiring 2011	At the meeting, four Class III directors are to be elected to each serve a three-year term expiring on the date of the annual meeting of shareholders to be held in 2011. Information about each of the nominees is set forth below.

O. Holcombe Crosswell, age 67, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Janiece M. Longoria, age 55, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks & Longoria, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a commissioner of the Port of Houston Authority since 2002 and as a member of the University of Texas System Board of Regents since February 2008. She previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004.

Thomas F. Madison, age 72, has been a director since 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of one of our natural gas distribution units. He is currently a director of Valmont Industries, Inc., Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Sherman M. Wolff, age 67, has been a director since 2007. Prior to his retirement in 2006, he served as executive vice president and chief operating officer of Health Care Service Corporation, which provides health and life insurance products and related services as Blue Cross Blue Shield of Texas, Illinois, New Mexico and Oklahoma. He held various positions with that company from 1991 until his retirement. He currently serves as director of Fort Dearborn Life Insurance Company, a subsidiary of Health Care Service Corporation. He previously served as a director of EGL, Inc. from 2006 to 2007.

Your Board of Directors recommends a vote FOR each of the nominees.

Information about each of the continuing directors is set forth below.

Continuing Class I Directors — Term Expiring 2009	Derrill Cody, age 69, has been a director since 2003. Mr. Cody is currently of counsel to the law firm of Tomlinson & O’Connell in Oklahoma City, Oklahoma since December 2005. Prior to that, he was of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma from 1990. From 2005 to 2007, Mr. Cody served as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP. He also previously served as Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

David M. McClanahan, age 58, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s Houston Lighting & Power Company division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the board of the Edison Electric Institute and as the Chairman of the Board of the American Gas Association.

Robert T. O’Connell, age 69, has been a director since 2004. Mr. O’Connell is a business consultant focusing on strategic and business development matters. He has been a director of Gulfmark Offshore, Inc. since 2006. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President from August 1997 to July 2001 and its Chief Financial Officer from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman and Chief Executive Officer of General Motors Acceptance Corporation from 1992 to 1994.

Michael E. Shannon, age 71, has been a director since 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel Corporation and Gulf Oil Corp. Mr. Shannon is a director of NACCO Industries, Inc. He previously served as a director of Apogee Enterprises, Inc. from 1998 to 2007 and The Clorox Company from 2001 to 2007.

Continuing Class II Directors — Term Expiring 2010	Donald R. Campbell, age 67, has been a director since 2005. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served on the board of directors of Sanders Morris Harris until May 2004. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. Mr. Campbell also previously served as a director of Texas Genco Holdings, Inc. and as the chairman of its audit committee, from March 2003 until December 2004.

Milton Carroll, age 57, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman and founder of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of Halliburton Company. From 2003 to 2007, he served as a director of a EGL, Inc.

Peter S. Wareing, age 56, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi and Chairman of the Board of Union Ice Company, Ltd., in Los Angeles, California. He is also the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia as well as an officer and director of several other privately owned family entities. He also currently serves on the Houston Region Advisory Board of JPMorgan Chase Bank and is a trustee of Texas Children’s Hospital in Houston.

Board Organization and Committees; Other Governance Provisions	Your Board of Directors oversees the management of the business and affairs of our company. The Board appoints committees to help carry out its duties. Last year, the Board met 10 times and the committees met a total of 24 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. Mr. McClanahan does not serve on any committees. The following table sets forth the committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2007:

		Compensation	Finance	Governance
Director	Audit Committee	Committee	Committee	Committee

Donald R. Campbell	•	•		•
Milton Carroll		•		+
Derrill Cody		•		•
O. Holcombe Crosswell	•		•
Janiece M. Longoria	•		•
Thomas F. Madison		+		•
Robert T. O’Connell	•		+
Michael E. Shannon	+		•
Peter S. Wareing		•	•
Sherman M. Wolff	•	•	•
Number of Meetings Held in 2007	6	5	6	7

(+)	Denotes Chair

Audit Committee	The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 46.

The Board of Directors has determined that Mr. Shannon is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Compensation Committee	The primary responsibilities of the Compensation Committee are to oversee compensation for our senior officers, including salary and short term and long term incentive awards, administer incentive compensation plans, evaluate Chief Executive Officer performance and review management succession planning and development. For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 18 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 45.

Finance Committee	The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility with respect to the financial affairs of CenterPoint Energy and its subsidiaries. The Finance Committee reviews our financial objectives and policies, financing strategy and requirements, capital structure, and liquidity and related financial risk. The Finance Committee also reviews and makes recommendations to the Board regarding our dividend policy and actions, approves specific debt and equity offerings and other capital transactions within limits set by the Board, and reviews the capital structure, financing plans and credit exposures of our major subsidiaries.

Governance Committee	The primary responsibilities of the Governance Committee are to identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommend membership on standing committees of the Board; address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”; oversee annual evaluations of the Board and management; review and recommend fee levels and other elements of compensation for non-employee directors; evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election; and establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines. For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 10.

Director Independence	The Board of Directors determined that Messrs. Campbell, Carroll, Cody, Crosswell, Madison, O’Connell, Shannon, Wareing and Wolff and Ms. Longoria are independent, and that Mr. John T. Cater who retired from the Board in May 2007 was independent, within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either

• the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions or

• the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of CenterPoint Energy’s gross revenue in any of the last three years.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered that Mr. Carroll receives additional director compensation for serving as non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. The Board also considered a relationship in which a company on whose board Mr. Carroll serves as a non-employee director and non-executive chairman provides services to CenterPoint Energy. Mr. Carroll had no role in initiating the relationship with this service provider. Because the business relationship is of a nature and magnitude not requiring proxy statement disclosure under Securities and Exchange Commission rules, it falls within the categorical standards described above. The Board has concluded that these circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of CenterPoint

Energy and its shareholders or otherwise compromise his independence. The Board also concluded that other relationships of the directors that it determined are independent fall within the categorical standards described above.

Majority Voting in Director Elections	In January 2008, our Board amended and restated our bylaws to, among other things, adopt a majority voting standard in uncontested elections of members of the Board. These amended and restated bylaws apply to the election of directors at the meeting. To be elected, each nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will continue to be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

In connection with the Board’s adoption of a majority voting standard for the election of directors in uncontested elections, in January 2008 the Board amended our Corporate Governance Guidelines to include director resignation procedures. In brief, these procedures provide:

•  Incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (i) the nominee fails to receive the required vote for election to the Board at the next meeting of shareholders at which such nominee faces re-election and (ii) the Board accepts such resignation;

• Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election or appointment as a director;

• Upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

• The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•  The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our amended and restated bylaws and our Corporate Governance Guidelines can be found on our website at www.centerpointenergy.com.

Director Nomination Process	In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s

• personal and professional integrity, experience, reputation and skills,

• ability and willingness to devote the time and effort necessary to be an effective board member, and

• commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. In addition, the Governance Committee and the Board take into account the need for a range among the directors of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan.

Mr. Wolff’s nomination was initially recommended by the Chairman. The members of the Governance Committee interviewed Mr. Wolff, evaluated his background and qualifications and unanimously recommended to the Board that he be nominated for election at the annual meeting.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Corporate Secretary at the address indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Executive Sessions of the Board	Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. An executive session is scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent.

Shareholder Communications with Directors	Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2007 annual meeting.

Code of Ethics and Ethics and Compliance Code	We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, consisting of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders. In 2007, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Website Availability of Documents	CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference herein.

Any shareholder may request a printed copy of any of these documents from us free of charge by writing to CenterPoint Energy, Inc., Attn: Investor Relations, P.O. Box 4567, Houston, Texas 77210-4567.

Compensation of Directors	The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors, including the company’s non-executive Chairman of the Board.

Directors receive a cash retainer and fees for attending meetings of the Board of Directors and each of its committees and are eligible to receive annual grants of our common stock under the Stock Plan for Outside Directors. Participation in plans providing for split-dollar life insurance coverage and for compensation payable after termination of service as a director has been discontinued for directors commencing service after 2000 and 2003, respectively. The Governance Committee retained Frederic W. Cook & Co., Inc., in 2007 to make an updated assessment of director compensation levels.

Retainer and Meeting Fees	In 2007, each non-employee director received an annual retainer of $50,000. The current level of the cash retainer paid to directors was set in June 2004. In May 2007, fees for attending meetings of the Board and the Compensation, Finance and Governance Committees were increased from $1,500 to $2,000 per meeting, which is the same as the fee for attending Audit Committee meetings, which was set in 2005. The Chairman of the Audit Committee receives a supplemental annual retainer of $10,000 and the chairmen of each of the Finance, Compensation and Governance committees receive a supplemental annual retainer of $5,000 for service as committee chairman. Fees earned or paid in 2007 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table on page 14.

Chairman’s Supplemental Retainer and Special Stock Awards	Mr. Carroll receives the compensation payable to other non-employee directors and a supplemental monthly retainer of $30,000 for serving as the non-executive Chairman of the Board. Mr. Carroll’s supplemental monthly retainer was last adjusted in October 2004. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. In addition, in connection with his agreement in 2007 to continue to serve in the position of Chairman through May 2010, Mr. Carroll received 25,000 shares of CenterPoint Energy common stock in May 2007 and will receive another 25,000 shares of common stock, or the cash equivalent thereof, in each of May 2008 and 2009 if he continues to serve as non-executive Chairman of the Board. In conjunction with his duties as non-executive Chairman of the Board, we also provide Mr. Carroll office space and administrative assistant services.

Stock Plan for Outside Directors	Under the Stock Plan for Outside Directors, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. The number of shares of common stock granted to non-employee directors is set by the Board annually. Each non-employee director serving as of June 1, 2007 received an award of 4,000 shares of common stock. Grants made under this plan vest in one-third increments on the first, second and third anniversaries of the grant date. Those shares fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in “Potential Payments Upon Change in Control or Termination” beginning on page 39). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards are set forth in footnote (3) to the Director Compensation Table.

Deferred Compensation Plans	We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer, supplemental annual retainer for committee chairmanship, and meeting fees. The supplemental monthly retainer for service as Chairman of the Board is not eligible for deferral under this plan. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 70;

• a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

• 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to the discussion of the rabbi trust in “Potential Payments upon Change in Control or Termination” on page 43 for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2007 are set forth in footnote (2) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Outside Director Benefits Plan	Non-employee directors elected to the Board before 2004 participate in our outside director benefits plan. Participating directors receive a cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service multiplied by the number of full years of service of the director. Directors elected after December 31, 2004, which include Messrs. Campbell, O’Connell, Wareing and Wolff, and Ms. Longoria, do not participate in this plan. Payments under this plan begin the January following the later of the director’s termination of service or attainment of age 65 and may be spread over a period of time to be selected by each director. Any increase in the annual retainer for active eligible directors results in an increase in the final benefit amount. Increases in the annual retainer subsequent to a director’s termination of service do not impact the benefits of former directors. The benefit accrued by directors in 2007 is set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Executive Life Insurance Plan	Non-employee directors who were elected to the Board before 2001 (Messrs. Carroll and Crosswell and former director Mr. Cater) participate in an executive life insurance plan. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Because increases in the death benefit under the plan are limited to $5,000 every five years, the death benefit for the current eligible directors remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income based upon the insurer’s one-year term rates. The director is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the director. The applicable amounts are set forth in footnote (6) to the All Other Compensation column of the Director Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2007 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the Compensation of Directors discussion immediately preceding this table.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock		Incentive Plan	Compensation	All Other
	in Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)(2)	($)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)

Donald R. Campbell	94,500	40,172	—	—	—	—	134,672
Milton Carroll	453,500	732,478	—	—	11,554	3,432	1,200,964
John T. Cater(1)	41,000	27,679	—	—	64,717	12,430	145,826
Derrill Cody	88,500	42,397	—	—	41,735	—	172,632
O. Holcombe Crosswell	92,000	42,397	—	—	24,627	6,796	165,820
Janiece M. Longoria	90,500	40,172	—	—	2,154	—	132,826
Thomas F. Madison	92,917	42,397	—	—	45,065	—	180,379
Robert O’Connell	95,500	42,397	—	—	—	—	137,897
Michael E. Shannon	97,000	42,397	—	—	41,735	—	181,132
Peter S. Wareing	88,500	40,172	—	—	2,107	—	130,779
Sherman M. Wolff	22,500	—	—	—	—	—	22,500

(1)	Mr. Cater retired from the Board of Directors in May 2007.

(2)	Includes annual retainer, supplemental retainer, Board meeting fees and Committee meeting fees for each director more fully explained under “Compensation of Directors — Retainer and Meeting Fees” and “Compensation of Directors — Chairman’s Supplemental Retainer and Special Stock Awards” above.

Mr. Carroll’s supplemental retainer includes a supplemental monthly retainer of $30,000 for service as Chairman of the Board and a $5,000 supplemental annual retainer for serving as Chairman of the Governance Committee. Mr. Carroll elected to defer his annual retainer and his supplemental annual retainer for serving as Chairman of the Governance Committee during 2007.

Mr. Cater received a supplemental annual retainer for serving as Chairman of the Compensation Committee until his retirement in May 2007. Messrs. Madison, O’Connell and Shannon each received a supplemental annual retainer for serving as Chairman of the Compensation, Finance and Audit Committees, respectively. Mr. Wareing and Ms. Longoria elected to defer their meeting fees and annual retainer, and Mr. Crosswell elected to defer his annual retainer during 2007.

(3)	Amounts shown in the Stock Awards column represent amounts recognized during 2007 for financial reporting purposes under Statement of Financial Accounting Standards No. 123 (Revised 2004) (SFAS 123(R)). For information regarding the assumptions used in the valuation of our stock awards, refer to “Stock-Based Incentive Compensation Plans” in Note 2(p) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated in this proxy statement by reference. For purposes of the table above, a forfeiture estimate related to the service-based vesting condition has not been included. In May 2007, we issued Mr. Carroll 25,000 shares of CenterPoint Energy common stock pursuant to his May 2007 agreement with us. The value of the shares at issuance was based on the closing price of our common stock on the New York Stock Exchange Composite Tape of $18.93 on May 31, 2007.

Upon the recommendation of the Governance Committee, the Board granted each non-employee director 4,000 shares of common stock on June 1, 2007 under our Stock Plan for Outside Directors. The grant date fair value of the awards based on the average of the high and low market price of our common stock on the New

York Stock Exchange Composite Tape was $18.845 each. At December 31, 2007, each of our non-employee directors had 7,000 unvested stock awards, except for Mr. Wolff who had no unvested stock awards.

(4)	The Board does not grant stock options or non-equity incentive plan compensation to non-employee directors.

(5)	Outside director benefits plan. The calculation of the change in actuarial present value of the accrued benefit under the outside director benefits plan used discount rates of 6.40% as of December 31, 2007 and 5.85% as of December 31, 2006. The calculation does not assume any increase in the annual retainer and assumes the director terminates service at the end of the director’s current term. The calculation assumes the benefit commences at the later of the director’s attainment of age 70 or the year in which the director’s term ends. For this purpose, if a director’s term has not already ended, the calculation assumes the director’s service will continue to age 70. The following table also sets forth the number of years of service credited and the nominal value of the benefit as of December 31, 2007 for each participating director in the plan:

					Present Value
	Change in	Years of		Nominal Value of	of Accrued
	Actuarial	Service		Benefit as of	Benefit as of
Name	Present Value ($)	Through 2007		December 31, 2007 ($)	December 31, 2007 ($)

Carroll(a)	—	15		750,000	224,759
Cater	20,158	24		1,200,000	643,693
Cody	41,735	4		200,000	161,353
Crosswell(a)	—	21	(b)	1,050,000	502,535
Madison	45,065	4		200,000	171,680
Shannon	41,735	4		200,000	161,353

(a)	The changes in Actuarial Present Value of the benefits for Messrs. Carroll and Crosswell between December 31, 2006 and December 31, 2007 declined by $72,911 and $45,925, respectively. This decline was due to the change in the interest rate for discounting payments back to those dates from 5.85% to 6.40%, respectively, and a change in the director’s term end-date assumption from age 65 to 70.

(b)	Includes service on the board of directors of NorAm Energy Corp, which was acquired in 1997.

Deferred compensation plans.  Mr. Cater, who retired in May 2007, was the only director who had an account balance under the 1985 deferred compensation plan. Higher fixed rates of interest were available for deferrals made under the 1985 deferred compensation plan as a result of higher prevailing market rates at that time and other factors. For purposes of the 1985 deferred compensation plan, distribution payments generally follow the same procedures described under “Compensation of Directors — Deferred Compensation Plans” above for 15 annual installments; however, the fixed rate established at the time of deferral is used. In connection with the Board of Directors’ decision in 2006 to extend Mr. Cater’s term of service beyond his normal retirement age until the expiration of his term in 2007, Mr. Cater agreed to waive during the last year of his term the interest that he would have earned on deferrals he made under the 1985 deferred compensation plan. Instead of the interest rate prescribed under the plan (22%), the interest rate Mr. Cater accrued on those deferrals during the last year of his term was reduced to 8.08%, and the amount of interest accrued during the last year of his term will accrue interest at 8.08% over the 15 year installment period. In 2007, Messrs. Carroll, Cater, Crosswell, Wareing and Ms. Longoria accrued above-market earnings on their deferred compensation account balances of $11,554, $44,559, $24,627, $2,107 and $2,154, respectively.

(6)	The following table sets forth the premium paid by CenterPoint Energy and the tax gross-up payments made to our directors who participated in the executive life insurance plan in 2007:

Director Compensation — All Other Compensation

	Split Dollar Life	Paid Tax
Name	Insurance Premium ($)	Gross-Up ($)	Total ($)

Carroll	3,171	261	3,432
Cater	11,322	1,108	12,430
Crosswell	6,131	665	6,796

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director, the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and the executive officers and directors as a group. Except as otherwise indicated, information for the executive officers and directors is given as of March 1, 2008. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

	Number of Shares of
	CenterPoint Energy
Name	Common Stock

Barrow, Hanley, Mewhinney & Strauss, Inc.	28,103,905	(1)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201
Northern Trust Corporation	24,125,518	(2)
50 South LaSalle Street
Chicago, Illinois 60675
Vanguard Windsor Funds — Vanguard Windsor II Fund	18,711,100	(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Pictet Asset Management SA	16,616,302	(4)
60 Route des Acacias
Geneva 73
Switzerland
CH-12 11
Donald R. Campbell	13,000
Milton Carroll	78,000
Derrill Cody	19,000
O. Holcombe Crosswell	17,095
Byron R. Kelley(5)	70,787	(6), (7)
Janiece M. Longoria	7,071
Thomas F. Madison	11,500
David M. McClanahan	1,099,826	(6), (7)
Robert T. O’Connell	8,000
Scott E. Rozzell	378,039	(6), (7)
Michael E. Shannon	11,000
Thomas R. Standish	284,176	(6), (7), (8)
Peter S. Wareing	83,000	(9)
Gary L. Whitlock	306,795	(6), (7)
Sherman M. Wolff	1,000	(10)

All executive officers and directors as a group (16 persons)	2,453,101

(1)	This information is as of December 31, 2007 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 8.75% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 2,358,905 shares of common stock, shared voting power for 25,745,000 shares of common stock and sole dispositive power for 28,103,905 shares of common stock.

(2)	This information is as of December 31, 2007 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2008 by Northern Trust Corporation and certain of its subsidiaries.

This represents 7.51% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 1,737,291 shares of common stock, shared voting power for 22,363,446 shares of common stock, sole dispositive power for 3,243,411 shares of common stock and shared dispositive power for 202,876 shares of common stock. CenterPoint Energy understands that the shares reported include 20,511,903 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(3)	This information is as of December 31, 2007 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 27, 2008 by Vanguard Windsor Funds — Vanguard Windsor II Fund. This represents 5.82% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 18,711,100 shares of common stock.

(4)	This information is as of December 31, 2007 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2008 by Pictet Asset Management SA. This represents 5.17% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting and dispositive power for 16,616,302 shares of common stock.

(5)	Mr. Kelley resigned from the Company effective as of the end of March 2008.

(6)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Kelley, 56,946 shares; Mr. McClanahan, 716,073 shares; Mr. Rozzell, 230,669 shares; Mr. Standish, 177,628 shares; Mr. Whitlock, 178,919 shares; and the group, 1,395,564 shares.

(7)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(8)	Includes shares held by spouse.

(9)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest. Also includes shares held by partnership, of which Mr. Wareing is a general partner.

(10)	Acquired subsequent to March 1, 2008.

Compensation Discussion and Analysis

The following compensation discussion and analysis contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for superior performance, may be based on assumptions that differ from actual results.

Objective and Design of Executive Compensation Program

The objective of CenterPoint Energy’s executive compensation program is to enable us to recruit and retain highly qualified managerial talent by providing market-based levels of compensation. We also seek to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our business. To achieve our objective, we believe that our executive compensation program must be competitive with that of our peer companies and other likely competitors for executive talent.

To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in other companies. We believe annual measurement is generally appropriate, because the market itself is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives. Once the market value for a position is determined, we compare the compensation levels of individual incumbents to these market values. Compensation levels can vary compared to the market due to a variety of factors such as experience, tenure and individual performance.

In light of our focus on determining market value for each position, we do not employ analyses that compare compensation levels of our named executive officers with each other or with other employees within the company. We recognize, however, that the compensation of our Chief Executive Officer, Mr. McClanahan, is substantially greater than the compensation of the other named executive officers. The salary level and potential short term and long term incentive payments for each named executive officer are based on market data for the officer’s position. The differential in total compensation stems from Mr. McClanahan’s long tenure with CenterPoint and its predecessors and his participation in legacy benefit plans that are no longer available to newly-hired executives. Three of our named executive officers joined CenterPoint near the time we became a separate entity in 2002, and as a result, have not accrued significant years of service with us.

We define the major elements of compensation as base salary and short term and long term incentives. We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness.

We believe compensation programs can drive the behavior of employees covered by the programs, and accordingly we seek to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on subjective appraisals of individual performance. In other words, while compensation targets will to a large extent reflect the market, actual compensation will reflect CenterPoint Energy’s attainment of (or failure to attain) financial and operational performance objectives.

We maintain competitive benefit programs and agreements for our employees, including our named executive officers, with the objective of retaining their services. For our executive officers, these include a benefit restoration plan and a savings restoration plan as well as change in control agreements. These benefits reflect broad competitive practices at the time the benefit programs or agreements were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all similar employees. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our named executive officers and other senior executives, including base salary and short term and long term incentive awards. The Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed under “Director Independence” on page 6.

Role of Consultant.  To assist in carrying out its responsibilities, the Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. The consultant reports directly to the Committee, which pre-approves the scope of work and the fees charged. Since October 2006, Frederic W. Cook & Co., Inc. has served as consultant to the Committee. The Governance Committee of the Board of Directors also retained Cook & Co. to provide independent advice on director compensation. No other services were provided to us by Cook & Co. in 2007. Either committee, from time to time, may direct the consultant to perform additional analyses or research related to compensation issues.

Decisions Made by the Compensation Committee.  At least annually, the Compensation Committee reviews and recommends that the Board approve adjustments to base salary for our named executive officers. In addition, the Committee may adjust short term and long term incentive target compensation levels for the named executive officers to better align compensation with our market-based pay philosophy. In establishing individual incentive targets and awards, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience, and the Committee’s own subjective assessment of the executive’s performance. In making these determinations, the Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding the other named executive officers.

Annually, the Committee directs Cook & Co. to review the base salary and short term and long term incentive levels of our most senior executives including the named executive officers. In order to ensure that our compensation programs are market based, Cook & Co. analyzes and matches the position and responsibilities of each executive either to proxy statement data from a peer group of utility companies or to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

For 2007 the peer group for proxy statement data consisted of 12 publicly traded utility companies that derived approximately 80% of their revenues from regulated operations. The 2007 peer group included companies of similar scope and complexity to CenterPoint Energy and comparable in terms of annual revenues and the value of ongoing operations. The following companies comprised the 2007 peer group: Ameren Corporation, Atmos Energy Corporation, Consolidated Edison, Inc., Energy East Corporation, FPL Group, Inc., KeySpan Corporation, NiSource Inc., Pepco Holdings Inc., PG&E Corporation, Pinnacle West Capital Corporation, Progress Energy, Inc. and Xcel Energy Incorporated.

Prior to conducting its 2008 analysis, the Committee asked Cook & Co. to revalidate the current peer group. Cook & Co. recommended expanding the peer group to ensure an adequate sample size. After reviewing company size and performance data provided by Cook & Co., the Committee added DTE Energy Company and Northeast Utilities to the peer group for 2008. Due to its acquisition in November 2007 by National Grid USA, KeySpan Corporation will not be in the peer group in future years, which will result in 13 companies for 2008.

Role of Executive Officers

Of the named executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Committee to help ensure that all elements of compensation support our business strategy and goals. Our Chief Executive Officer reviews internally developed materials before they are furnished to the Committee.

Our Chief Executive Officer reviews and recommends specific company performance metrics to be used in short and long term incentive plans. Our Chief Executive Officer works with the various business units and functional departments and with our Corporate Financial Planning and Performance Department and the Senior Vice President and Chief Accounting Officer to develop these metrics, which are then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other named executive officers. Our Chief Executive Officer also recommends payment amounts for the non-formulaic portion of the executive officers’ short term incentive plan awards. Our Chief Executive Officer may base his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Review of Elements of Compensation

Compensation Philosophy.  As indicated above, we seek to provide compensation, both in total level and in individual components, that is competitive with the companies we believe are our peers and other likely competitors for executive talent. We also believe that a substantial portion of compensation for executives should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Committee. We expect higher level executives, including the named executive officers, to have a higher percentage of their total compensation at risk. By this means, we seek to align each of our named executive officers with the short and long term performance objectives of CenterPoint Energy and with the interests of our shareholders. The size of “at risk” compensation is expressed as a percentage of base salary.

Base Salary.  Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the talent necessary for our continued success and provides an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract the executives from the performance of their responsibilities and duties. Our intent is that base salary for our most senior executives, including the named executive officers, will be positioned near the 50th percentile of base salaries in the comparable competitive market.

Annual adjustments to base salary primarily reflect either changes to or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary impact short and long term incentive payouts, as well as some benefits.

A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market median (50th percentile) over several years. Decreases in base salary are rare. It is considered a preferred human resources practice to freeze base salary over several years rather than reduce base salary if a named executive officer’s level of responsibility has been decreased or market data for the job has declined.

Short Term Incentives.  Our short term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit, as well as to recognize the employee’s performance during the year. The target for each employee is expressed as a percentage of base salary earned during the year.

The Compensation Committee determines each named executive officer’s short term incentive target by taking into account the market analysis performed annually by the consultant as described above. Named executive officers, who are expected to have a greater percentage of total pay at risk, have higher incentive targets. Targets for our named executive officers for 2007 were increased to range from 60% to 90% of base salary, as compared to 50% to 85% of base salary in 2006. The target award levels were increased to advance the retention objectives of our compensation program.

The achievement of performance objectives, which the Committee selects and approves annually, is used to determine the funding of the incentive plan for the year. For each performance objective, a target performance level is established at the beginning of the year. If actual performance is achieved at that target level, the plan is funded at 100% for that performance objective. A threshold level of achievement is also established for the performance objective. Achievement must meet at least the threshold level for any funding to be provided on that performance objective. At the threshold level, funding for that performance objective is 50% of the target amount. Similarly, a maximum level of performance is established for each performance objective, which results in funding for that objective at 150% of the target amount if the maximum level of performance is achieved. For 2007, an exceptional achievement level was established at 200% of target for performance objectives related to core operating income. Linear interpolation is used to determine funding for performance between achievement levels. The maximum funded amount under the plan is limited based on the percentage achievement level of the applicable performance objectives and the base salary of the employee multiplied by his or her short term incentive target.

The Committee selects the specific performance objectives based on a list of possible objectives included in the plan, which was last approved by shareholders in 2006. Performance objectives are based on company and business unit financial and operational factors determined to be critical to achieving our desired business plans. Performance objectives are designed to reflect goals and objectives to be accomplished over a 12-month measurement period; therefore, incentive opportunities under the plan are not impacted by compensation amounts earned in prior years. At the end of the year, the Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved for funding the incentive plan.

Because earnings growth generally correlates to the successful achievement of our business plan, the primary performance objectives for 2007 were based on core operating income. “Core operating income” is our reported operating income adjusted to reflect what we consider to be our core operational business performance in the period being measured. Specifically, we adjust our operating income to:

•	include (A) joint venture or partnership income/loss not included in operating income, (B) actual restructuring costs less planned restructuring costs and (C) any mark-to-market accounting entries and net natural gas inventory adjustments originating in 2007;

•	exclude (A) transition bond operating income and (B) all impacts of our electric transmission & distribution segment’s true-up recovery; and

•	reflect variances between planned and approved expenditures associated with a project of our field services segment.

For 2007, our Chief Executive Officer’s only performance objective was achievement of our targeted core operating income. Performance objectives for each of the other named executive officers were based on a matrix of performance objectives for the company as a whole and performance objectives for the various business units. Business unit performance objectives include (i) achieving specified levels of core operating income for the business unit, (ii) achieving specified levels of modified cash flow for the business unit, (iii) controlling expenditures, and (iv) non-financial operational performance objectives such as reliability indices, safety-related incident rates, customer satisfaction ratings, progress or completion of projects and other objectives relating to the services provided by CenterPoint Energy.

Additional detail regarding targets and specific performance objectives for our named executive officers for 2007 and an example of the funding and distribution calculation are provided following the Grants of Plan-Based Awards for Fiscal 2007 table under “Non-Equity Incentive Plan Awards” beginning on page 30.

The short term incentive plan includes a formulaic payment amount equal to 50% of the funding of the plan. The Committee exercises discretion in determining all distributions above the formulaic amount for the named executive officers. In exercising its discretion, the Committee may assess an individual executive’s contribution to the achievement of the performance objectives, as well as any special circumstances that may justify the amount awarded. The Committee also considers the input of our Chief Executive Officer on the amount to be awarded to each of the other named executive officers. The maximum award a named executive may receive is either 200% or 250% of target depending on the business unit; however, any amount paid in excess of the funded amount is treated as a bonus and not as non-equity incentive plan compensation.

The scaling of target levels necessary to achieve threshold, target, maximum and exceptional performance is based on an assessment of expected business performance during the measurement period. Over a period of years, if we achieve expected business performance, the short term incentive program should pay out at target levels. In order for a program to be motivational, there should be a high likelihood of achieving at least threshold performance in a given year. Also in a given year, we believe there should be a reasonable likelihood of achieving target performance. In order to create additional upside potential, exceptional funding for short term incentive awards for core operating income goals was increased from 150% to 200% of target effective with the 2007 plan year. While it is unlikely this level of funding would be triggered in most years, the Compensation Committee and Cook & Co. believe that such a change is appropriate to enable us to reward efforts needed to achieve these extraordinary operating and financial results.

The short term incentive awards with respect to 2007 are described in the Grants of Plan-Based Awards for Fiscal 2007 table on page 29 and the discussion following the table. Based on the Committee’s assessment of their individual contributions, the awards made to Messrs. Whitlock, Rozzell and Standish were equal to the funded amount for each under the plan. Mr. Kelley’s award was adjusted below the amount funded based on the Committee’s assessment of the impact on the performance of the interstate pipelines segment of certain pipeline projects. Mr. McClanahan’s award was adjusted below the amount funded in order to better align his percentage award with awards made to Messrs. Whitlock, Rozzell and Standish and to reflect the Committee’s assessment regarding the progress that had been made on certain organizational matters and their assessment related to the pipeline projects. The short term incentive awards made to the named executive officers with respect to 2007, expressed as a percentage of their individual targets, were as follows: Mr. McClanahan, 153%; Mr. Whitlock, 150%; Mr. Rozzell, 150%; Mr. Standish, 149% and Mr. Kelley, 135%.

Long Term Incentives.  We provide a long term incentive plan in which each of our executive officers, including our named executive officers, and certain other management-level employees participate. Our long term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s financial performance and the value of our common stock over an extended period.

The Committee authorizes grants annually at a regularly scheduled meeting during the first quarter of the year. Grants can be made from a variety of award types authorized under our long term incentive plan. In recent years, we have emphasized performance-based shares or units, with the primary performance objective being our total shareholder return compared to that of other companies included in the S&P Utility Index. We have also granted stock awards which vest based on continued service and are contingent on the achievement of a dividend-related performance goal during the vesting period. Over a period of years, if we achieve expected business performance, the long term incentive plan should pay out at target levels.

A three-year performance cycle is used for grants under the long term incentive plan for several reasons. A three- to five-year period is a typical performance measurement period for this type of compensation element, and a three-year period is what we have traditionally used. Three years is of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout. Three years’ duration also helps assure participants that their performance will influence a payout during the measurement period. As a result of the three-year performance periods, in any given year each named executive officer generally has outstanding grants covering three concurrent periods.

Long Term Incentive Plan Awards in February 2007.  On February 21, 2007, the Committee authorized awards of performance shares and stock awards as shown in the columns captioned Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan-Based Awards for Fiscal Year 2007 table on page 29. The Committee set a target percentage of each named executive officer’s base salary that was consistent with our objective of targeting the market median compensation level as described above. Payout of the performance shares will be determined based on the level of achievement of each performance objective over the three-year cycle of January 2007 through December 2009. For additional detail regarding the grants, see the discussion following the Grants of Plan-Based Awards for Fiscal 2007 table under Equity Incentive Plan Awards-Long Term Incentive Plan Awards Granted in February 2007 beginning on page 33. The allocation of the long term incentive compensation between the grants of performance shares and the stock awards was 70% and 30%, respectively. This allocation provides what the Committee considers to be an appropriate blend between performance-based incentive grants and service-based retention grants, as supported by Cook & Co.’s analysis. For performance share awards, 50% of the payout opportunity is based on total shareholder return over the three-year performance cycle as compared to that of other companies included in the S&P Utility Index and the remaining 50% is based on improvement in operating income over the three-year performance cycle.

Total shareholder return is a widely utilized metric that captures stock price appreciation and dividend yield. By comparing CenterPoint Energy’s total shareholder return to the other companies included in the S&P Utility Index, threshold payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the top 60th percentile within the index. Target payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the top 35th percentile within this index. We intend for the total shareholder return measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring top decile performance (placing in the top 10%) for maximum payout. We believe the S&P Utility Index is a reasonable proxy for the universe of companies engaged in businesses similar to ours.

The Committee chose improvements in operating income as one of the performance criteria because earnings growth generally correlates to the successful achievement of our business plan. The improvement in operating income will be determined by taking our reported operating income as adjusted to:

•	include (A) joint venture or partnership income/loss not included in operating income and (B) any mark-to-market accounting entries and net natural gas inventory adjustments originating after 2006;

•	exclude (A) transition bond operating income, (B) all impacts of our electric transmission & distribution segment true-up recovery and (C) impacts from acquisitions, mergers and divestitures; and

•	reflect impacts of any changes in accounting standards.

The target payout for the performance objective based on improvements in operating income is tied to achieving the level established in our business plan over the measurement period. We intend that the payouts based on the improvements in operating income performance objective will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant income growth for maximum payout.

Vesting for performance shares will be determined separately for each performance objective, based on its relative weighting, so that it is possible for achievement under either objective to result in a payout independently of achievement under the other; however, if actual achievement for an objective does not meet at least the threshold level, the Compensation Committee will not approve a distribution under the plan related to that objective. If performance for a goal meets or exceeds the threshold level, the Committee may approve a payout ranging from 50% to 150% of target based on actual achievement level.

As indicated above, the February 21, 2007 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2007 table on page 29 also include stock awards. Vesting of these awards requires continuous service through the February 21, 2010 vesting date and declaration of a minimum of $2.04 per share in cash dividends on CenterPoint Energy common stock during the three-year vesting period.

Payments of both types of equity incentive plan awards will be made in the form of shares equal in number to the shares covered by the award multiplied by the achievement percentage, if applicable, subject to withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” for the impact of a change in control or termination of employment on outstanding grants.

Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which vest will either be paid in cash upon vesting or be used to satisfy tax withholding requirements at that time.

Changes in 2008.  The Committee made one change in the structure of our short term incentive plan awards for the 2008 plan year. Specifically, Mr. McClanahan’s target award under this plan changed from 90% of his earnings to 100%, Mr. Kelley’s changed from 60% to 70% and the other named executive officers’ changed from

60% to 75% for 2008. The Committee made two changes in the structure of our long term incentive plan awards for the 2008 to 2010 performance cycle. The Committee increased the target award under this plan from 125% of his earnings to 135% for each of Messrs. Whitlock and Rozzell, from 100% to 135% for Mr. Standish and from 90% to 110% for Mr. Kelley. The target award levels under each plan were increased to advance the retention objectives of our compensation program. The Committee also added modified cash flow as a third performance objective for our performance share awards for the 2008 to 2010 performance cycle. The modified cash flow objective is intended to reflect true operational business performance in the measurement period. One-third of the payout opportunity for the performance share awards for the 2008 to 2010 performance cycle will be based on each of the three performance objectives.

Equity Award Practices

Our practice is to price annual grants of equity awards at the average of the high and low market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. This practice is in accordance with the terms of our long term incentive plan. In recent years, long term incentive grants made other than at the time of the annual grants have been provided to new employees only. These types of grants are approved by the Compensation Committee or, with respect to our non-executive officers, a Special Stock Award Committee, which consists of our Chief Executive Officer and the Chairman of the Compensation Committee.

We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees. We have not granted stock options since 2004.

Recoupment of Awards

The Board has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment was based on certain financial results that were subsequently the subject of a restatement and the amount of the payment would have been lower than the amount awarded.

Stock Ownership Guidelines

With the approval of the Compensation Committee, we have established executive stock ownership guidelines applicable to our named executive officers and other officers. The guidelines indicate that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of four times base salary, and the other named executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement is determined based on the executive’s base salary at the time he or she becomes covered by the guidelines or at the time of promotion to a higher level covered by the guidelines. The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards and the target number of performance-based shares from the long term incentive plan and shares held in trust are counted towards the guidelines. Until the designated ownership level is reached, the guidelines suggest that the officer retain at least 50% of the after-tax shares delivered through the long term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. The Committee reviews the officer’s stock holdings annually.

We also have a policy prohibiting all officers, as well as our directors, from hedging the risk of stock ownership. This policy is part of our insider trading policy.

Review of Tally Sheets

At least annually (with the most recent version covering 2007 presented in February 2008), management prepares and presents to the Committee tally sheets for each of the named executive officers. Tally sheets are provided to the members of the Committee to enhance their understanding of how various compensation and benefits amounts are interrelated, to enhance their understanding of how changes in one component of compensation impact other components and to enable Committee members to quantify amounts payable upon various termination scenarios. Tally sheets provide the Committee the following compensation and benefit data:

•	Base salary;

•	Short term incentive compensation (target value approved in 2007 and amount paid in 2007);

•	Long term incentive compensation (threshold, target and maximum levels granted in 2007, in addition to other outstanding equity grants in 2007 plus amount distributed in 2007);

•	Value of in-the-money stock options;

•	Value of retirement benefits, including nonqualified benefits and retiree medical benefits as of December 31, 2007 and at ages 60, 62 and 65;

•	Value of savings plan company match and earnings, including nonqualified benefits as of December 31, 2007 and at ages 60, 62 and 65;

•	Cumulative interest earned on nonqualified deferred compensation plans as of December 31, 2007, including above-market earnings;

•	Other income and benefits earned in 2007, such as dividends paid and company costs associated with the executive life insurance plan;

•	Value of beneficiary’s benefits at death of the executive at ages 60, 62 and 65 under the executive benefit plan;

•	Benefits or payments that would be received upon a change in control or within two years of a change in control, including tax gross-ups for estimated excise taxes due under Sections 4999 and 280G of the Internal Revenue Code as if the change in control occurred on December 31, 2007;

•	Benefits or payments that would be received upon other termination of employment scenarios, such as death, disability, voluntary termination, involuntary termination for cause and resignation without good reason as of December 31, 2007; and

•	Business travel and expenses incurred in 2007.

Change in Control

In February 2007, after Cook & Co. reviewed and recommended changes to our change in control agreements, the Board adopted new change in control agreements for certain executives, including each of the named executive officers, that reflected Cook & Co.’s recommendations. These new agreements replaced substantially similar agreements that were already in place and closely reflect comparable terms to similar agreements in place at our peer companies. These agreements are intended to help ensure the executives’ continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements. The agreements are for a one-year term but renew automatically each year unless action is taken by the Board. The Committee reviewed the agreements in December 2007, and based on consultation with Cook & Co., recommended the agreements be revised to incorporate certain requirements under Section 409A of the Internal Revenue Code, which the Board approved. In order to be eligible for benefits, the executive’s employment must be terminated following a change in control so that these agreements are subject to a “double trigger.” For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination” on page 39.

To provide additional assurance of the payment of benefits in the event of a change in control, we have established a rabbi trust. Please refer to “Rabbi Trust” under “Potential Payments Upon Change in Control or Termination” on page 43.

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to remain competitive in attracting and retaining employees. In addition, we maintain the benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to the annual benefit and compensation limits imposed by the Internal

Revenue Code. Changes in base salary and/or short term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. A description of the retirement plan and benefit restoration plan begins under “Pension Benefits” on page 35. The present value of the accumulated benefits under the plans for each named executive officer is set forth in the Pension Benefits table on page 36.

We also maintain a savings plan designed to encourage all employees to help provide for their own retirement and to remain competitive in attracting and retaining employees. Our savings restoration plan is a nonqualified plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. A description of the savings plan and the savings restoration plan begins on page 37. Matching contributions to the plans for the named executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

The named executive officers may defer salary and short term incentive compensation under our deferred compensation plan. A description of the plan begins on page 37. The above-market portion of the 2007 aggregate earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also maintain an executive benefits plan for certain executives who were employed as of July 1, 1996 that provides salary continuation, disability and/or death benefits. In 1996, we determined this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. Only two of our named executive officers participate in this plan. See footnote (5)(f) to the Summary Compensation Table for a description of the plan and the estimated aggregate incremental benefit during 2007.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for designated executives who were employed as of December 31, 2001. The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. See footnote 5(e) to the Summary Compensation Table for a description of the plan and the insurance premium amounts for 2007.

We do not consider perquisites to be a significant element of compensation.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of, or some portions of elements of, compensation such that they may not meet the requirements for performance-based compensation under Section 162(m). For the 2006 short term incentive awards, we modified our calculation of our core operating income to include and exclude certain items so that our performance measure would more accurately reflect what we considered to be our core operating income performance. Accordingly, awards to the named executive officers whose performance was subject to that measure under our short term incentive plan were no longer considered “performance-based” compensation under the requirements of Section 162(m). In 2006, a total of $1,532,626 paid under our short term incentive plan to Messrs. McClanahan and Rozzell were not considered tax deductible. Currently, payments to a company’s chief financial officer are not subject to the limitations of Section 162(m).

Our change in control agreements described above require us to make a gross-up payment to cover any excise tax an executive is determined to owe on “excess parachute payments.” The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax. For additional discussion, refer to “Potential Payments upon Change in Control or Termination” on page 39.

Section 409A of the Internal Revenue Code made significant changes in the taxation of nonqualified deferred compensation arrangements. As applicable, our executive plans and agreements that are subject to Section 409A are in the process of being amended to comply with, and operate in accordance with, Section 409A.

Executive Compensation Tables

The following tables show compensation information for our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers for the one-year periods ended December 31, 2007 and December 31, 2006.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(1, 3)	($)(4)	($)(5)	Total ($)

David M. McClanahan	2007	1,017,500	—	1,779,664	—	1,400,000	144,056	231,578	4,572,798
President and Chief	2006	955,000	—	1,424,520	—	1,217,626	1,333,372	259,945	5,190,463
Executive Officer
Gary L. Whitlock	2007	467,500	—	524,426	—	420,500	31,103	89,146	1,532,675
Executive Vice	2006	437,500	—	439,185	19,057	328,125	32,817	78,276	1,334,960
President and Chief Financial Officer
Scott E. Rozzell	2007	440,000	—	512,392	—	395,800	29,545	84,454	1,462,191
Executive Vice	2006	420,000	—	441,308	9,525	315,000	34,778	76,446	1,297,057
President, General Counsel and Corporate Secretary
Thomas R. Standish	2007	417,000	—	350,088	—	372,799	222,444	73,593	1,435,924
Senior Vice	2006	395,000	56,325	286,742	—	183,675	290,106	104,657	1,316,505
President and Group President — Regulated Operations
Byron R. Kelley(6)	2007	369,000	—	288,802	2,641	298,800	25,903	52,645	1,037,791
Senior Vice	2006	329,833	24,642	259,439	21,764	280,358	27,394	45,995	989,425
President and Group President — Pipelines and Field Services

(1)	For 2006, amounts shown in the Bonus column represent discretionary payments above amounts earned pursuant to achieved performance goals under our short term incentive plan.

(2)	For information regarding the assumptions used in the valuation of our stock and option awards, refer to “Stock-Based Incentive Compensation Plans” in Note 2(p) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated in this proxy statement by reference. For purposes of the table above, a forfeiture estimate related to the service-based vesting condition has not been included. For the performance share awards for the 2005-2007 performance cycle, for Statement of Financial Accounting Standards SFAS No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123(R)) purposes, we assumed achievement at the 100% target level. Actual achievement for that cycle was 65%; therefore, a portion of the expense shown in 2006 and 2007 was not realized by the named executive officers.

CenterPoint Energy has not granted stock options since 2004. Amounts shown in the Option Awards column represent amounts recognized during the year indicated for financial reporting purposes under SFAS 123(R) for options granted in prior periods. No such recognition for Messrs. McClanahan, Whitlock, Rozzell and Standish was required in 2007 because the grant date fair value of their prior option grants was fully accrued prior to 2007 as a result of their meeting age and service requirements that permit accelerated vesting of the options upon retirement.

(3)	Non-Equity Incentive Plan Compensation represents short term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2007 short term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2007 table on page 29 and the accompanying footnotes.

(4)	The two components of the 2007 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

		Above Market
	Change in	Earnings on Nonqualified
	Pension Value	Deferred Compensation	Total
Name	($)(a)	($)(b)	($)

McClanahan	108,112	35,944	144,056
Whitlock	31,004	99	31,103
Rozzell	29,545	—	29,545
Standish	212,129	10,315	222,444
Kelley	25,903	—	25,903

(a)	The Change in Pension Value is the difference in the present value of accumulated benefits under our retirement plan and the related benefit restoration plan from December 31, 2006 to December 31, 2007. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2006 assumed a discount rate of 5.85% and lump sum conversion interest rate of 5.35%. The present value as of December 31, 2007 assumed a discount rate of 6.40% and lump sum conversion interest rates of 5.40%, 6.15%, and 6.40% for benefits paid within the first 5 years, 5th through 20th years, and all remaining years, respectively. Refer to the narrative accompanying the Pension Benefits table on page 36 for a more detailed discussion of the present value calculation.

(b)	Above-market earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set. In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 deferred compensation plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(5)	The following table sets forth the elements of the All Other Compensation column for 2007:

		Contributions to	Contributions to
		Vested and	Vested and
		Unvested Defined	Unvested Defined
	Tax	Contribution Plans	Contribution Plans	Insurance
	Reimbursements	(qualified)	(nonqualified)	Premiums	Total
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

McClanahan	2,593	16,725	145,401	66,859	231,578
Whitlock	1,188	10,125	46,303	31,530	89,146
Rozzell	1,168	10,125	45,048	28,113	84,454
Standish	970	16,725	31,440	24,458	73,593
Kelley	611	16,725	32,500	2,809	52,645

(a)	None of the named executive officers received perquisites valued in excess of $10,000.

(b)	The tax reimbursement amounts shown are gross-up payments equal to the after-tax cost of imputed income that the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payments are calculated assuming the highest individual income tax rate is applicable. Also included in this amount are gross-up payments for Medicare taxes on imputed income associated with the value of some perquisites.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plan” on page 37.

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plan” on page 37.

(e)	The insurance premium amounts include annual premiums we pay to provide life insurance coverage and long-term disability coverage and annual premiums we pay to provide coverage under an executive life insurance plan providing split-dollar life insurance. The executive life insurance plan provides endorsement split-dollar life insurance, with coverage continuing after the executive’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. The eligible named executive officers have single-life coverage equal to two times current salary.

Upon the death of the insured, CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit.

(f)	Excluded from these amounts is our estimated aggregate incremental benefit during 2007 of providing benefits under our executive benefit plan for Messrs. McClanahan and Standish who participate in this plan pursuant to individual contractual agreements originally entered into in 1986 and 1993, respectively. If death occurs during active employment, the plan provides for a salary continuation benefit of 100% of the executive’s current base salary for one year and then 50% of base salary for nine years. The plan also provides that if the executive retires after reaching age 65, we will pay an annual benefit equal to 50% of the executive’s annual base salary at the time of retirement for six years after his death. If the executive terminates employment prior to reaching age 65, all benefits are forfeited. The present value of the benefits of Messrs. McClanahan and Standish between December 31, 2006 and December 31, 2007 declined by $16,502 and $9,610, respectively. This decline was due to the interest rates for discounting payments back to December 31, 2006 and December 31, 2007, which were 5.85% and 6.40%, respectively, and a change in the mortality table. Benefits have been calculated assuming retirement at age 65 and using base salary in effect at the end of each year. No pre-retirement mortality or terminations are assumed. In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(6)	Mr. Kelly resigned from the Company effective as of the end of March 2008.

Grants of Plan-Based Awards for Fiscal Year 2007

The following table presents the non-equity and equity incentive plan-based awards granted during 2007. There were no other stock or option awards granted during the year.

						Estimated Future Payouts Under
		Estimated Possible Payouts Under				Equity Incentive Plan Awards(2)			Grant Date
		Non-Equity Incentive Plan Awards(1)				Threshold:	Target:	Maximum:	Fair Value of
	Grant	Threshold	Target		Exceptional	Number of	Number of	Number of	Stock
Name	Date	($)	($)	Maximum ($)	($)	Shares (#)	Shares (#)	Shares (#)	Awards ($)

McClanahan	02/21/2007	457,875	915,750	1,373,625	1,831,500	37,700	75,400	113,100	1,371,903
	02/21/2007						32,300		587,699
Whitlock	02/21/2007	140,250	280,500	420,750	507,705	10,700	21,400	32,100	389,373
	02/21/2007						9,200		167,394
Rozzell	02/21/2007	132,000	264,000	396,000	477,840	10,200	20,400	30,600	371,178
	02/21/2007						8,800		160,116
Standish	02/21/2007	125,100	250,200	375,300	450,360	7,800	15,600	23,400	283,842
	02/21/2007						6,700		121,907
Kelley	02/21/2007	110,700	221,400	332,100	402,948	6,250	12,500	18,750	227,438
	02/21/2007						5,300		96,434

(1)	The estimated possible payouts under non-equity incentive plan awards are based on the terms of our February 2007 grants under the short term incentive plan. Actual amounts paid in 2008 for 2007 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The grants of equity incentive plan awards consist of two awards for each named executive officer: a performance share award, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the first line opposite the name of each officer, and a stock award covering a number of shares listed in the Target: Number of Shares column in the second line for that officer. Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which vest will either be paid in cash upon vesting or be used to satisfy tax withholding requirements at that time. These awards are granted under our long term incentive plan. Refer to Note (2) to the Outstanding Equity Awards at Fiscal Year-End 2007 table for the vesting date of each of these awards.

Non-Equity Incentive Plan Awards.  For our short term incentive plan, the following thresholds had to be met before any payouts for the 2007 plan year occurred:

(1) After-tax income from continuing operations had to exceed the common dividends paid; and

(2) Core Operating Income had to equal or exceed $904 million.

Short Term Incentive Targets.  The targets and base salaries for each of our named executive officers for the 2007 plan year were as follows:

	McClanahan	Whitlock	Rozzell	Standish	Kelley

Base salary earned during 2007	$1,017,500	$467,500	$440,000	$417,000	$369,000
Target short term incentive award percentage for 2007	90%	60%	60%	60%	60%

Funding of the Short Term Incentive Plan Awards.  The performance objectives for each of our named executive officers used to determine the level of funding for their short term incentive plan awards were as follows:

	Performance
Performance	Objectives Actual	Weightings of Performance Objectives
Objectives	Achievement	McClanahan	Whitlock	Rozzell	Standish	Kelley

CenterPoint Energy Core Operating Income	164%	100%	40%	40%	20%	20%
Business Services Controllable Expenses	150%		20%	20%
Competitive Natural Gas Sales and Services Core Operating Income	0%		3%	3%
Composite Electric Transmission & Distribution Goal Achievement	122%		16%	16%	40%
Composite Natural Gas Distribution Goal Achievement	168%		8%	8%	40%
Composite Interstate Pipelines Goal Achievement	148%		9%	9%		55%
Composite Field Services Goal Achievement	181%		4%	4%		25%

Total Weightings		100%	100%	100%	100%	100%
Funded Achievement Level		164%	150%	150%	149%	160%
Awarded Level		153%	150%	150%	149%	135%

Each of the performance objectives, other than core operating income, is described in detail below. Core operating income is described in “Compensation Discussion and Analysis — Review of Elements of

Compensation— Short Term Incentives.” The various levels of achievement for “Core Operating Income,” the most significant goal for CenterPoint Energy, as well as each of its business units, is as follows:

	In Millions ($)
Organizational Unit	Threshold	Target	Maximum	Exceptional

CenterPoint Energy	918	984	1,013	1,045
Competitive Natural Gas Sales and Services	68	73	77	81
Electric Transmission & Distribution	340	365	378	390
Natural Gas Distribution	193	205	213	219
Interstate Pipelines	189	204	210	217
Field Services	98	105	109	113

The threshold levels above are based on our 2007 business plan, as approved by our Board of Directors, (i) less 4.5% for CenterPoint Energy, (ii) without reduction for Competitive Natural Gas Sales and Services and (iii) less 4.0% for the others. The exceptional levels are based upon exceeding our 2007 approved business plan by 10%, except for Competitive Natural Gas Sales and Services which is based upon exceeding the plan by 20%.

“Business Services Controllable Expenses” is defined as operation and maintenance expenses reported pursuant to generally accepted accounting principles, adjusted to reflect core operational performance. Performance of this objective is compared to the plan amounts established at the beginning of 2007. Threshold, target and maximum performance levels for this objective were based on achieving 103%, 97% and 95%, respectively, of plan amounts.

“Modified Cash Flow” as used below for the business units is defined as Core Operating Income:

•	plus depreciation and amortization;

•	less capital expenditures, excluding unplanned interconnection projects; and

•	less investments in certain partnerships.

The performance levels are based on our 2007 business plan approved by our Board of Directors.

Electric Transmission & Distribution and Natural Gas Distribution

The composite Electric Transmission & Distribution and the composite Natural Gas Distribution goal achievement each consisted of the following performance objectives:

	Electric
	Transmission &	Natural Gas
	Distribution	Distribution
	Performance	Performance
	Objectives Actual	Objectives Actual
Performance Objectives	Achievement	Achievement	Weighting

Business Unit Core Operating Income	128%	200%	50%
Modified Cash Flow	125%	150%	25%
Operational Performance Measures	108%	123%	25%

“Operational Performance Measures” for Electric Transmission & Distribution and Natural Gas Distribution consisted of the number of customer calls answered within 30 seconds and several safety indices. Achievement of this objective is based on achieving various levels related to maintaining or improving past performance in these areas.

Interstate Pipelines

The composite Interstate Pipelines goal achievement consisted of the following performance objectives:

	Performance Objectives
Performance Objectives	Actual Achievement	Weighting

Business Unit Core Operating Income	200%	50%
Modified Cash Flow	150%	12%
Operational Performance Measures	80%	38%

“Operational Performance Measures” for Interstate Pipelines related to the level of customer satisfaction, the efficient use of fuel, a safety index, an environmental compliance index, compliance with a Department of Transportation safety self-audit, certain expansion projects and controllable expenses. Achievement of this objective is based on achieving various levels related to maintaining or improving past performance in these areas.

Field Services

The composite Field Services goal achievement consisted of the following performance objectives:

	Performance Objectives
Performance Objectives	Actual Achievement	Weighting

Business Unit Core Operating Income	200%	62%
Modified Cash Flow	150%	12%
Operational Performance Measures	150%	26%

“Operational Performance Measures” for Field Services consisted of a safety index, the system availability of Service Star, a customer service goal and new well connects. Achievement of this objective is based on achieving various levels related to maintaining or improving past performance in these areas.

Example of Funding and Distribution of the Short Term Incentive Plan Awards.  The following example is provided to illustrate the funding and distribution of the short term incentive plan. For purposes of this example, we have assumed a base salary earned of $400,000, a short term incentive plan target of 60% and a funded achievement level of 120%.

Funding of the Short Term Incentive Plan Award:

Base salary earned during 2007	$400,000
Short term incentive plan target percentage	× 60%

Target individual award amount	$240,000
Funded achievement level	× 120%

Funding of the short term incentive plan award	$288,000

Distribution of the Short Term Incentive Plan Award:

Funding of the short term incentive plan award per above	$288,000
Formulaic award percentage	× 50%

Formulaic portion paid	$144,000

Any amount paid above the formulaic portion is at the discretion of the Committee.

Equity Incentive Plan Awards.

Long Term Incentive Plan Awards Granted in February 2007.  To determine the amount of long term incentive compensation granted, each named executive officer’s base salary was multiplied by his long term incentive target percentage. The resulting amount of long term incentive compensation for each of the awards of performance shares and stock awards was then divided by the average of the high and low market price of our common stock on the New York Stock Exchange on February 21, 2007. The grants were determined as follows:

Description	McClanahan	Whitlock	Rozzell	Standish	Kelley

Base Salary as of December 31, 2006	$980,000	$445,000	$425,000	$405,000	$360,000
Long term incentive target	200%	125%	125%	100%	90%
Long term incentive compensation at target	$1,960,000	$556,250	$531,250	$405,000	$324,000
Performance share portion (70%)	$1,372,000	$389,375	$371,875	$283,500	$226,800
Average stock price on date of grant	$18.195	$18.195	$18.195	$18.195	$18.195
Performance shares granted at target (rounded to the nearest 100 shares)	75,400	21,400	20,400	15,600	12,500
Stock award portion (30%)	$588,000	$166,875	$159,375	$121,500	$97,200
Stock award shares granted at target (rounded to the nearest 100 shares)	32,300	9,200	8,800	6,700	5,300

Performance Shares.  The weighting and achievement levels for the two performance objectives are summarized as follows:

		Threshold
Performance		Achievement	Target Achievement	Maximum Achievement
Objectives	Weighting	(50%)	(100%)	(150%)

Total shareholder return based upon companies in the S&P Utility Index	50%	19th position ˜ 40th percentile	11th position ˜ 65th percentile	4th position or above ˜ 90th percentile
Improved operating income	50%	$3.098 billion	$3.218 billion	$3.269 billion

The 32 companies included in the S&P Utility Index as of January 1, 2007 were:

Ameren Corporation	KeySpan Corporation
American Electric Power Company	Nicor, Inc.
Allegheny Energy, Inc.	NiSource, Inc.
Constellation Energy Group, Inc.	PG&E Corporation
CMS Energy Corporation	PPL Corporation
CenterPoint Energy, Inc.	Peoples Energy Corporation
Dominion Resources, Inc.	Pinnacle West Capital Corporation
DTE Energy Company	Progress Energy, Inc.
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Dynegy, Inc.	Questar Corp.
Consolidated Edison, Inc.	Sempra Energy
Edison International	TECO Energy, Inc.
Entergy Corporation	TXU Corp.
Exelon Corporation	The AES Corporation
FirstEnergy Corp.	The Southern Company
FPL Group, Inc.	Xcel Energy Incorporated

Refer to “Compensation Discussion and Analysis — Review of Elements of Compensation — Long Term Incentives” and “— Long Term Incentive Plan Awards in February 2007” for a discussion of vesting and dividend rights associated with awards under our long term incentive plan.

Outstanding Equity Awards At Fiscal Year-End 2007

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2007. The closing stock price on the NYSE on December 31, 2007 was $17.13.

	Option Awards(1)					Stock Awards(1)
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan
			Incentive				Market	Awards:	Awards:
			Plan				Value of	Number of	Market or
	Number		Awards:			Number	Shares	Unearned	Payout Value
	of	Number of	Number of			of Shares	or Units	Shares,	of Unearned
	Securities	Securities	Securities			or Units	of Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	That	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)(2)	($)

McClanahan	37,131	—	—	17.6377	3/2/2008	—	—	282,700	4,842,651
	68,959	—	—	18.2783	3/1/2009	—	—	—	—
	84,873	—	—	14.0077	2/24/2010	—	—	—	—
	148,864	—	—	31.9786	3/5/2011	—	—	—	—
	203,377	—	—	6.4378	3/4/2012	—	—	—	—
	103,900	—	—	5.6400	3/3/2013	—	—	—	—
	106,100	—	—	10.9200	3/2/2014	—	—	—	—
Whitlock	26,522	—	—	21.6777	7/31/2011	—	—	82,600	1,414,938
	76,597	—	—	6.4378	3/4/2012	—	—	—	—
	40,600	—	—	5.6400	3/3/2013	—	—	—	—
	35,200	—	—	10.9200	3/2/2014	—	—	—	—
Rozzell	62,767	—	—	31.9786	3/5/2011	—	—	80,200	1,373,826
	74,263	—	—	31.1347	4/1/2011	—	—	—	—
	56,539	—	—	6.4378	3/4/2012	—	—	—	—
	37,100	—	—	10.9200	3/2/2014	—	—	—	—
Standish	7,073	—	—	18.2783	3/1/2009	—	—	57,200	979,836
	21,295	—	—	14.0077	2/24/2010	—	—	—	—
	41,254	—	—	31.9786	3/5/2011	—	—	—	—
	54,106	—	—	6.4378	3/4/2012	—	—	—	—
	29,100	—	—	5.6400	3/3/2013	—	—	—	—
	24,800	—	—	10.9200	3/2/2014	—	—	—	—
Kelley	31,446	—	—	8.0850	5/5/2013	—	—	45,200	774,276
	25,500	—	—	10.9200	3/2/2014	—	—	—	—

(1)	None of the awards have been transferred.

(2)	Outstanding stock awards with performance goals will fully vest on the following dates:

	Type of
Grant Date	Stock Award	Vesting Date	McClanahan	Whitlock	Rozzell	Standish	Kelley

February 21, 2005	Stock Award	February 21, 2008	40,300	12,300	12,300	6,900	6,600
February 22, 2006	Performance Shares	December 31, 2008	94,300	27,800	27,100	19,600	14,600
February 22, 2006	Stock Award	February 22, 2009	40,400	11,900	11,600	8,400	6,200
February 21, 2007	Performance Shares	December 31, 2009	75,400	21,400	20,400	15,600	12,500
February 21, 2007	Stock Award	February 21, 2010	32,300	9,200	8,800	6,700	5,300

Total			282,700	82,600	80,200	57,200	45,200

Option Exercises And Stock Vested for Fiscal Year 2007

The following table indicates the number and value of stock options exercised and stock awards vested during 2007.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

McClanahan	—	—	93,765	1,657,272
Whitlock	—	—	29,455	521,574
Rozzell	—	—	30,055	532,854
Standish	—	—	18,065	321,570
Kelley	—	—	17,810	317,561

(1)	For each of the named executive officers, the Stock Awards consist of the following:

	Performance Share Awards for the		Stock Award Granted March 3, 2004
	2005-2007 Performance Cycle		That Vested March 3, 2007
		Value Realized on		Value Realized on
	Number of Shares	Vesting(a)	Number of Shares	Vesting(b)
Name	(#)	($)	(#)	($)

McClanahan	61,165	1,044,392	32,600	612,880
Whitlock	18,655	318,534	10,800	203,040
Rozzell	18,655	318,534	11,400	214,320
Standish	10,465	178,690	7,600	142,880
Kelley	10,010	170,921	7,800	146,640

(a)	Value Realized on Vesting for the performance share awards was determined using the average of the high and low market prices of our common stock ($15.395) on the New York Stock Exchange on the date the performance achievement level was approved by the Compensation Committee, together with a dividend equivalent amount equal to the dividends accrued during the performance period ($1.68 per share) on our shares of common stock. The number of performance shares vested was determined based on an achievement level of 65%.

(b)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices of our common stock ($17.33) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $1.47.

Pension Benefits

Pension benefits for our named executive officers are provided under two defined benefit pension plans — the CenterPoint Energy Retirement Plan and the CenterPoint Energy Benefit Restoration Plan. Effective January 1, 2008, participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999, participants accumulate a retirement benefit based upon a cash balance formula of four percent of base salary and short term incentive compensation credited as of the end of the calendar year. For all employees hired prior to January 1, 1999, benefits accrue based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, this final average pay formula benefit under the retirement plan will be frozen as to any future accruals. Retirement benefits for persons who were employees as of December 31, 1998 are automatically based on the higher of the benefit calculated under the final average pay formula or the cash balance formula described above. The benefit restoration plan generally provides participants with benefits that may not be provided under the retirement plan because of the Internal Revenue Code annual limits on benefits and compensation. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. The benefit restoration plan also provides for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain executives, including Messrs. McClanahan and Standish. The benefit restoration plan does not provide any past service credits or accelerated service benefits. Payment options under the retirement plan include a lump sum payment and various forms of annuities. Benefits accrued under the benefit restoration plan prior to 2005 are paid at the same time and in the same form and manner as distributions from the retirement plan. Benefits accrued under the benefit restoration plan after 2004 are generally paid in a lump sum following a separation of service.

The table below provides information regarding our named executive officers’ accumulated benefits under our retirement and benefit restoration plans.

		Number of	Present Value
		Years	of Accumulated	Payments
		Credited	Benefit	During 2007
Name	Plan Name	Service	($)	($)

Final Average Pay Formula(1)
McClanahan	Retirement Plan	33.4	1,143,341	—
	Benefit Restoration Plan	35.0	10,619,310	—
Standish	Retirement Plan	26.0	798,421	—
	Benefit Restoration Plan	26.0	1,555,081	—
Cash Balance Formula(2)
Whitlock	Retirement Plan	6.4	56,980	—
	Benefit Restoration Plan	6.4	104,705	—
Rozzell	Retirement Plan	6.8	58,507	—
	Benefit Restoration Plan	6.8	111,951	—
Kelley	Retirement Plan	4.6	41,587	—
	Benefit Restoration Plan	4.6	52,221	—

(1)	Through December 31, 2008, Messrs. McClanahan and Standish accrue benefits based on years of service, final average pay and covered compensation, which we refer to as the final average pay (FAP) formula. Final average pay means the highest base salary for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. Messrs. McClanahan and Standish’s retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [.44% x (FAP – Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service. Messrs. McClanahan and Standish also accrue a benefit under the benefit restoration plan based on the final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plan for certain key officers, including Messrs. McClanahan and Standish. Mr. McClanahan is entitled to up to 2.5 additional years of service (valued at $543,243 as of December 31, 2007) under a supplemental agreement, but his total service under the plan may not exceed the maximum of 35 years.

The present value for Messrs. McClanahan and Standish was calculated based on benefits accrued through December 31, 2007 assuming retirement at the earliest age for retirement without a reduction in benefits (at least age 60 with at least 30 years of service). The calculation assumes the participant is equally likely to commence the benefit in the form of a single life annuity or a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the RP-2000 Combined Healthy Mortality Table projected to 2007 using Scale AA and an interest rate of 6.40%. The lump sum distribution is calculated as the present value of the accrued benefit commencing at age 65 assuming interest rates of 5.40%, 6.15% and 6.40% for benefits paid within the first five years, 5th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2007 was 6.40%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation

Plans and Employee Benefits Plans — Pension and Postretirement Benefits” in Note 2(p) in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(2)	Messrs. Whitlock, Rozzell and Kelley’s benefits are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code for the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2007 plan year was 4.69%. In addition, Messrs. Whitlock, Rozzell and Kelley accrue an excess benefit amount under the benefit restoration plan based on the cash balance formula as if the Internal Revenue Code limits did not apply.

The present value for Messrs. Whitlock, Rozzell and Kelley was calculated based on benefits accrued through December 31, 2007 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 5.00%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming interest rates of 5.40%, 6.15% and 6.40% for benefits paid within the first five years, 5th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the RP-2000 Combined Healthy Mortality Table projected to 2007 using Scale AA, and the interest rate for discounting payments back to December 31, 2007 is 6.40%.

Savings Plan and Savings Restoration Plan

Under our savings plan, participants may contribute up to 16%, on a pre-tax and/or after-tax basis, of their plan eligible compensation. We make a matching contribution of 75% of the first six percent contributed by employees on a payroll-period basis. We may make an additional discretionary matching contribution of up to 50% of the first six percent contributed by employees in the prior year determined based on the Company’s overall business performance for that year. In 2007, we paid the full amount of the discretionary match for 2006. The contributions to the savings plan are immediately vested. Participants are not permitted to make voluntary deferrals into the savings restoration plan. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, CenterPoint Energy’s matching contribution is made in a bookkeeping account to the savings restoration plan. Benefits accrued under the savings restoration plan prior to 2005 are paid at the same time and in the same form and manner as distributions payable from the savings plan. Payment options include (i) a lump sum payment or (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years. Benefits accrued after 2004 are paid in a lump sum following a participant’s separation from service.

Deferred Compensation Plan

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 100% of salary and/or short term incentive compensation. References to our current deferred compensation plan include both our plan which covers deferrals subject to Section 409A as well as our plan which covers deferrals which are exempt from Section 409A. Under the terms of our current deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 65, (ii) a lump sum distribution upon retirement, or (iii) 15 annual installments commencing upon retirement. If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. If a participant terminates employment between ages 55 and 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon termination. If a participant terminates employment after age 60, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65. None of the named executive officers elected to defer monies in the plan during 2007.

From 1985 to 1988, we offered a deferred compensation plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed interest rates were available for deferrals made under the prior deferred compensation plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Refer to the discussion of the rabbi trust in “Potential Payments upon Change in Control or Termination” on page 43 for funding of the plans upon a change in control.

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plan and the savings restoration plan.

		Company	Aggregate	Aggregate	Aggregate
		Contributions	Earnings	Withdrawals/	Balance at
		in 2007	in 2007	Distributions	December 31, 2007
Name	Plan	($)(1)	($)(2)	($)	($)

McClanahan	Deferred Compensation Plan(3)	—	120,358	—	1,417,850
	Savings Restoration Plan	145,401	70,611	—	1,076,462
Whitlock	Deferred Compensation Plan	—	337	—	4,506
	Savings Restoration Plan	46,303	22,320	—	340,270
Rozzell	Savings Restoration Plan	45,048	22,489	—	342,845
Standish	Deferred Compensation Plan(3)	—	33,872	—	320,291
	Savings Restoration Plan	31,440	14,617	—	222,830
Kelley	Savings Restoration Plan	32,500	8,153	—	124,300

(1)	The Company Contributions in 2007 column for the savings restoration plan includes employer matching contributions and discretionary employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Our contributions to the savings plan and the savings restoration plan for the named executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table.

(2)	Aggregate Earnings in 2007 consist of earnings on prior plan deferrals. This interest rate for 2007 for the current deferred compensation plan was 8.08% with interest compounded annually. Messrs. McClanahan, Whitlock and Standish have deferrals under this plan.

The interest crediting rate under the terms of the prior deferred compensation plan was a fixed rate based upon the age of the participant at the time of deferral. Messrs. McClanahan and Standish are the only named executive officers who previously deferred under this plan and their interest crediting rate is 19%, with interest compounded annually. The above-market portion of these 2007 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Aggregate Earnings in 2007 also includes earnings on the savings restoration plan using the Company’s Stock Fund annual rate of return in the savings plan. The annual rate of return for 2007 was 7.02%.

(3)	In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 deferred compensation plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Potential Payments upon Change in Control or Termination

Our change in control agreements with certain executives, including each of our named executive officers, provide for payments and other benefits in the event a covered termination of employment occurs within two years after the completion of a transaction that effects a change in control. A change in control will be deemed to occur under the agreements if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy;

•	the members of our Board on the date of the agreement, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy,

•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•	a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under these agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability (as defined in our long-term disability plan), termination on or after age 65, involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The benefits provided under the agreements are consistent with current market practice among our peer companies. The agreements provide that we will pay an officer experiencing a covered termination of employment a lump sum amount equal to three times the sum of the officer’s base salary plus short term incentive award at target (two times for Messrs. Standish and Kelley). For officers who are not age 55 or older with five years of service, the agreements also provide for a short term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his short term incentive target. Mr. Kelley is the only named executive officer who would be entitled to the latter benefit pursuant to the change in control agreement. The other named executive officers meet the age and service requirements and therefore would be entitled to a similar pro rata short term incentive payment under the terms of the short term incentive plan. Three years of service and age (two years for Messrs. Standish and

Kelley) will be added for benefit purposes under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the agreements provide for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. The agreements also provide for us to make a tax gross-up payment to the officer if the officer is determined to owe any excise tax under Internal Revenue Code Section 4999 on “excess parachute payments.” Excess parachute payments are defined in Internal Revenue Code Section 280G(b) and may include payments under the change in control agreements or other agreements or arrangements, including the change in control provisions of the long term incentive plan awards described below. The tax gross-up payment would be an amount sufficient to make the officer whole, after payment of applicable federal income and Medicare taxes, for the excise taxes, interest and penalties assessed. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the company prior to receiving any benefits under the change in control agreement. The agreements also provide that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or marketing of products or services. The term of the agreements is one year, and they renew automatically for successive one-year terms unless the Board takes action to revise or terminate them.

Change in control provisions in our current long term incentive plan.  The change in control agreements described above do not provide for any payments related to outstanding awards under our long term incentive plan. The terms of outstanding awards to the named executive officers under our long term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control agreements), without regard to whether the officer’s employment is terminated. The different outstanding award types under the long term incentive plan are treated as follows:

•	Stock Awards. We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions have been satisfied, together with shares having a market value equal to accrued dividends on those shares. Alternatively, the Compensation Committee of our Board could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

•	Performance Shares. We would be required to settle rights relating to unvested performance shares granted before 2006 by delivering the number of shares that would be required if performance was at the maximum achievement level plus dividend equivalent shares as described above, or through an alternative cash settlement based on the fair market value of the shares. For performance shares granted after 2006, the achievement level for performance shares in the event of a change in control has been reduced from maximum to target.

•	Options. We would be required to settle unexercised stock options in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price. The fair market value of our common stock for purposes of these provisions is the average of the high and low market prices on the date immediately preceding the date on which the change in control occurs.

Payments in the event of change in control.  The table below presents amounts that would have been payable in settlement of outstanding awards under our current long term incentive plan if a change in control had occurred on December 31, 2007. It also presents amounts that would have been payable and the value of benefits provided under the change in control agreements assuming a covered termination of employment occurred on December 31, 2007 following a change in control.

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2007 (which was $17.13). The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Kelley

Severance amount	$5,984,000	$2,324,000	$2,066,000	$1,373,000	$1,213,000
Short term incentive plan(1)	916,000	281,000	264,000	250,000	226,000
Long term incentive plan:(2)
Performance shares	6,733,000	1,997,000	1,959,000	1,299,000	1,081,000
Stock awards	2,103,000	622,000	609,000	409,000	337,000
Stock options(3)	4,027,000	1,504,000	835,000	1,067,000	443,000
Benefit restoration plan(4)	1,964,000	128,000	124,000	505,000	66,000
Health and welfare benefits	17,000	25,000	17,000	25,000	17,000
Outplacement	6,000	6,000	6,000	6,000	6,000
Excise tax gross-up(5)	4,322,000	1,259,000	—	890,000	934,000

Total	$26,072,000	$8,146,000	$5,880,000	$5,824,000	$4,323,000

(1)	Under the terms of our short term incentive plan, an individual age 55 or older with at least five years of service is eligible for a pro rata payment upon termination, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short term incentive target. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Refer to “— Payments upon termination of employment.” Because Mr. Kelley, however, has less than five years of service, he would receive a corresponding payment under the terms of his change in control agreement.

(2)	The change in control provisions under our current long term incentive plan are not conditioned upon termination of employment. The payments are determined as described under “Potential Payments upon Change in Control — Change in control provisions in our current long term incentive plan.” Amounts shown for the long term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)	The amounts shown represent the cash payment the officers would receive upon a change in control for all outstanding options as of December 31, 2007 granted under our current long term incentive plan. The amount is based on the excess of the closing market price of our common stock on the New York Stock Exchange on December 31, 2007 over the exercise price of the outstanding options. As of March 3, 2007, the named executive officers were fully vested in all outstanding options and could realize the gain on the options at any time through normal exercises and market sales of the shares acquired.

(4)	Amounts shown consist of the increase in actuarial present value of the accrued benefit that would result from crediting an additional three years of service and age for Messrs. McClanahan, Whitlock and Rozzell and an additional two years of service and age for Messrs. Standish and Kelley. For purposes of calculating these amounts, the actual 2007 lump sum interest rate prescribed by the Internal Revenue Code under Section 417(e) was 4.69%. Immediate commencement of the benefit was also assumed.

(5)	The excise tax gross-up payment is calculated in accordance with Internal Revenue Code Section 280G and takes into account all applicable payments under the change in control agreements as well as those under the current long term incentive plan. For purposes of the excise tax gross-up amount, 120% of the relevant applicable federal rate was used to discount certain annuity-type benefit payments. For purposes of this table, no portion of the severance amount has been allocated to non-compete restrictions described above. Depending upon the facts and circumstances, any such allocation may result in a reduction of the excise tax or prevent the excise tax from being triggered for a particular executive.

Upon a change in control, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment.  Certain benefits are payable to a named executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short term and long term incentive benefits that would be provided if a named executive officer terminated employment as of December 31, 2007.

For purposes of the calculations in the following table, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing stock price for CenterPoint Energy common stock on December 31, 2007 (which was $17.13). The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Kelley

Short term incentive plan(1)	$916,000	$281,000	$264,000	$250,000	$—
Long term incentive plan:(2)
Performance shares	3,440,000	1,028,000	1,013,000	648,000	—
Stock awards	1,365,000	408,000	403,000	257,000	—

Total	$5,721,000	$1,717,000	$1,680,000	$1,155,000	$—

(1)	Under the terms of our short term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution based on eligible earnings to date multiplied by his short term incentive target at the target level of achievement. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Mr. Kelley, however, does not satisfy the retirement provisions under the plan.

(2)	Under the terms of our long term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle at the target level of achievement. In the case of stock awards, such distribution is based on the number of days in the vesting period. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan. Mr. Kelley, however, is not retirement-eligible under the terms of the plan.

Upon termination of employment, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death.  If a named executive officer had died on December 31, 2007, the officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above as if the officer had terminated employment. The table below presents information on the value of the benefits also funded if a named executive officer had died on December 31, 2007. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars. The beneficiaries would be entitled to the following amounts:

Type of Payment	McClanahan		Whitlock	Rozzell	Standish	Kelley(1)

Executive life insurance plan	$2,060,000		$950,000	$890,000	$842,000	$—
Executive benefit plan	5,665,000	(2)	—	—	2,316,000	—
Basic life insurance	50,000		50,000	50,000	50,000	50,000

Total	$7,775,000		$1,000,000	$940,000	$3,208,000	$50,000

(1)	In addition to these amounts, Mr. Kelley’s beneficiaries would also receive a short term incentive plan payment in the amount of $226,000 and long term incentive plan payments consisting of the following: $554,000 for performance shares and $219,000 for stock awards.

(2)	In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Each named executive officer’s beneficiaries would also receive payment for any fully vested benefits to which they are already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability.  If a named executive officer becomes disabled as defined under our long term disability plan, he would receive the amounts shown above for a termination of employment other than in connection with a change in control. Messrs. McClanahan and Standish would also receive a supplemental disability benefit under the terms of the executive benefit plan. Any unvested options become exercisable under the terms of the current long term incentive plan and remain exercisable for one year. In addition to the amounts shown in the table, Mr. Kelley would also receive a short term incentive plan payment in the amount of $226,000 and long term incentive plan payments consisting of the following: $554,000 for performance shares and $219,000 for stock awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plan and savings restoration plan and in some instances our long term incentive plan agreements and change in control agreements. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control agreements described under “Potential Payments upon Change in Control”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Equity Compensation Plan Information

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2007.

(c)
Number of
	(a)			securities remaining
	Number of			available for future
	securities to be		(b)	issuance
	issued upon		Weighted	under equity
	exercise of		average exercise	compensation plans
	outstanding		price of outstanding	(excluding securities
	options, warrants		options, warrants	reflected in column
Plan Category	and rights		and rights(1)	(a))

Equity compensation plans approved by security holders(2)	9,185,194	(3)	$17.75	4,495,421	(4)
Equity compensation plans not approved by security holders(5)	80,881	(5)	19.21	—

Total	9,266,075		$17.76	4,495,421

(1)	The weighted average exercise price applies to outstanding options, without taking into account performance shares which do not have an exercise price.

(2)	Plans approved by shareholders consist of the 1994 Long-Term Incentive Compensation Plan, the Long-Term Incentive Plan and the Stock Plan for Outside Directors. No future grants may be made under the 1994 Long-Term Incentive Compensation Plan.

(3)	Includes, in addition to shares underlying options, an aggregate of 1,698,113 shares issuable upon settlement of outstanding grants of performance shares (assuming maximum performance is achieved).

(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Stock Plan for Outside Directors provides only for awards of common stock.

(5)	Plans not approved by shareholders consist of the Common Stock Participation Plan for Designated New Employees and Non-Officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation was limited to new employees and existing employees who are not officers of CenterPoint Energy, generally vest in equal annual increments over three years from the grant date. No future grants may be made under the Common Stock Participation Plan.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2008 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, each as filed with the Securities and Exchange Commission.

Thomas F. Madison, Chairman
Donald R. Campbell
Milton Carroll
Derrill Cody
Peter S. Wareing
Sherman M. Wolff

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2007, the Audit Committee met six times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche, LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2007, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2008.

Michael E. Shannon, Chairman
Donald R. Campbell
O. Holcombe Crosswell
Janiece M. Longoria
Robert T. O’Connell
Sherman M. Wolff

Principal Accounting Firm Fees

Aggregate fees billed to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2007 and 2006 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below. The Audit Committee has determined that the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31,
	2007	2006

Integrated audit of financial statements and internal control over financial reporting	$5,208,000	$5,305,500
Audit-related fees(1)	156,720	240,500

Total audit and audit-related fees	5,364,720	5,546,000
Tax fees(2)	3,081	265,058
All other fees(3)	—	56,490

Total fees	$5,367,801	$5,867,548

(1)	For 2007 and 2006, includes fees for consultations concerning financial accounting and reporting standards, and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

(2)	For 2007 and 2006, includes fees related to tax compliance services.

(3)	For 2006, includes licensing fees on tax preparation software.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services	Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2007, no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE
FOR ANNUAL ELECTION OF DIRECTORS (ITEM 2)

Our Board of Directors has approved and is submitting to shareholders an amendment to the Company’s Amended and Restated Articles of Incorporation (“Restated Articles”) that provides for the phase out of the classified structure of our Board of Directors so that, once the amendment is fully effective, all directors will be elected each year. The Restated Articles now provide for the division of our Board of Directors into three classes, with directors in each class serving for staggered three-year terms. If the amendment is adopted by our shareholders, persons elected as directors to fill expiring terms would be elected for one-year terms beginning at the 2009 annual meeting. The amendment would not shorten the terms of directors elected before the amendment is filed with the Secretary of State of Texas. Accordingly, whether or not the amendment is approved, Class III directors elected at the 2008 annual meeting will be elected to three-year terms expiring at the annual meeting in 2011, and the terms of the Class I and Class II directors will expire at the 2009 and 2010 annual meetings, respectively. The amendment will not affect the Board’s ability under the Restated Articles to fill vacancies on the Board for the full term of the director whose departure from the Board created the vacancy.

In approving the amendment, the Governance Committee and the Board considered carefully the advantages of both classified and declassified boards. A classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies, reinforces the Company’s commitment to a long-term perspective and increases a board’s negotiating leverage when dealing with a potential acquirer. However, many investors believe these advantages are outweighed by the inability of shareholders to evaluate and elect all directors on an annual basis. In that connection, the Board noted the support of a majority of shares represented at the 2007 annual meeting of a shareholder proposal, submitted by Mr. Harold J. Mathis, Jr., requesting that the Board take the steps necessary to provide for the annual election of directors upon the expiration of the current terms of directors. Mr. Mathis had submitted similar proposals each year beginning in 2004, and the vote in favor of these proposals has progressively increased each year. In 2008, Mr. Mathis once again submitted a declassification proposal but agreed to withdraw his proposal as a result of this proposal by the Board.

In the 2007 proxy statement, the Board indicated that, if the declassification proposal to be voted on that year received the support of a majority of the shares represented at the 2007 annual meeting, the Board intended, subject to the proper exercise of its fiduciary duties, to introduce a binding proposal to amend the Restated Articles to eliminate the classified board structure. In light of the support received for the proposal last year, the Board has approved and is submitting the amendment to our shareholders.

The classified structure of the Board is contained in the Restated Articles, which must be amended to eliminate the classification of directors and provide for annual election of directors. Approval of this amendment requires the affirmative vote of 66 2/3% of the outstanding common stock. Abstentions, broker non-votes and failures to vote have the same effect as a vote against the proposal.

The text of the proposed amendment is attached as Annex A to this Proxy Statement. If the proposal is approved by the shareholders, the Board of Directors will make conforming amendments to the bylaws.

Your Board of Directors recommends a vote FOR the approval of the proposal to amend the Restated Articles to eliminate the classification of the Board of Directors so as to provide for the annual election of directors.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 3)

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2008. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

Your Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

General Information	We began mailing this proxy statement and the accompanying proxy card to shareholders on March 24, 2008. The proxy statement and proxy card are being furnished at the direction of your Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies, of $9,500, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and employees may solicit proxies by telephone and personal contact.

Your Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Shareholder Proposals for 2009 Annual Meeting	Any shareholder who intends to present a proposal at the 2009 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2009 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 20, 2008.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2009 annual meeting, the required notice must be received by our Corporate Secretary between October 26, 2008 and January 24, 2009. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at our address shown above.

Director Nominations for 2009 Annual Meeting	Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between October 26, 2008 and January 24, 2009. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders by writing Mr. Scott E. Rozzell, Corporate Secretary, at our address shown above.

Section 16(a) Beneficial Ownership ReportingCompliance	Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe that during the fiscal year ended December 31, 2007, our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials	In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders	The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2007, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer

March 24, 2008

Annex A

Proposed Amendment to CenterPoint Energy, Inc.’s
Amended and Restated Articles of Incorporation

If approved, the Amended and Restated Articles of Incorporation would be amended by deleting all of the first paragraph of part (a) of ARTICLE V following the first sentence thereof and inserting in lieu thereof the following:

“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Division A of Article VI of these Articles of Incorporation, at each annual meeting of shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2009 annual meeting of shareholders shall hold office for the entire term for which he or she was originally elected.”

A-1

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET — www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 24, 2008.

The proxy statement and annual report to shareholders are available at: ww3.ics.adp.com/streetlink/cnp.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors
1.	Election of nominees for Class III directors. The nominees for director are	For	Against	Abstain
	1a. O. Holcombe Crosswell 1b. Janiece M. Longoria 1c. Thomas F. Madison 1d. Sherman M. Wolff	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

Vote on Proposals
		For	Against	Abstain

2.	Approve amendment to Articles of Incorporation to phase out the classified structure of the Board.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2008.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

For address changes and/or comments, please check this box
and write them on the back where indicated.                                         ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
CENTERPOINT ENERGY, INC.
2008 ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 24, 2008
9:00 a.m. Central Time
Auditorium
1111 Louisiana Street
Houston, Texas 77002
This admission ticket admits only the named stockholder.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

CENTERPOINT ENERGY, INC.
2008 Annual Meeting of Shareholders
Proxy — Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Scott E. Rozzell and Richard B. Dauphin, or either of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2008, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class III directors are O. Holcombe Crosswell, Janiece M. Longoria, Thomas F. Madison and Sherman M. Wolff. The terms for Class III directors will expire in 2011. Your Board of Directors recommends a vote FOR the nominees for Class III directors, FOR the amendment to the Articles of Incorporation to phase out the classified structure of the Board, and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2008.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 24, 2008.
The proxy statement and annual report to shareholders are available at: ww3.ics.adp.com/streetlink/cnp.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors
1.	Election of nominees for Class III directors. The nominees for director are	For	Against	Abstain
	1a. O. Holcombe Crosswell 1b. Janiece M. Longoria 1c. Thomas F. Madison 1d. Sherman M. Wolff	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

Vote on Proposals
		For	Against	Abstain

2.	Approve amendment to Articles of Incorporation to phase out the classified structure of the Board.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2008.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

For address changes and/or comments, please check this box
and write them on the back where indicated.                                         ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name(s) appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Energy, Inc. Savings Plan, Reliant Energy, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on April 21, 2008 Vanguard Fiduciary Company, as Trustee, will vote the shares held in the plans in the same proportion as votes received from other participants in the plans.

CENTERPOINT ENERGY, INC.
2008 Annual Meeting of Shareholders
Voting Directions to Trustee — Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Vanguard Fiducuary Company to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2008, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class III directors are O. Holcombe Crosswell, Janiece M. Longoria, Thomas F. Madison and Sherman M. Wolff. The terms for Class III directors will expire in 2011. Your Board of Directors recommends a vote FOR the nominees for Class III directors, FOR the amendment to the Articles of Incorporation to phase out the classified structure of the Board, and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2008.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 24, 2008.

The proxy statement and annual report to shareholders are available at: ww3.ics.adp.com/streetlink/cnp.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP5	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors
1.	Election of nominees for Class III directors. The nominees for director are	For	Against	Abstain
	1a. O. Holcombe Crosswell 1b. Janiece M. Longoria 1c. Thomas F. Madison 1d. Sherman M. Wolff	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

Vote on Proposals
		For	Against	Abstain

2.	Approve amendment to Articles of Incorporation to phase out the classified structure of the Board.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2008.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

For address changes and/or comments, please check this box
and write them on the back where indicated.                                              ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name(s) appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the CenterPoint Energy Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on April 21, 2008 The Northern Trust Company, as Trustee, will vote the shares held in the plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2008 Annual Meeting of Shareholders
Voting Directions to Trustee - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints The Northern Trust Company to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2007, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class III directors are O. Holcombe Crosswell, Janiece M. Longoria, Thomas F. Madison and Sherman M. Wolff. The terms for Class III directors will expire in 2011. Your Board of Directors recommends a vote FOR the nominees for Class III directors, FOR the amendment to the Articles of Incorporation to phase out the classified structure of the Board, and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2008.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)